Exhibit 10.10




                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (this "Agreement") dated as of April 13, 2001, between ZZTV, Inc., having an office at 560 West 43rd Street, New York, New York 10036 ("Buyer"), and PRO NET LINK CORP, a Nevada corporation having an office at 645 Fifth Avenue, New York, New York, 10022 ("Seller").

                                R E C I T A L S :

     Seller owns and is engaged in the operation of the ProNetLink.com website (the "Seller's Website"), which includes an internet broadcast service called PNL-TV ("PNLTV"). PNLTV broadcasts are accessed by viewers over the Internet exclusively through the Seller's Website. PNLTV consists of a) certain international news shows, interviews and special events previously recorded, encoded for Internet presentation, and stored within the Seller's storage devices; b) certain internet broadcast and editing equipment and software; c) certain web pages and programs currently utilized in administering and displaying PNLTV audio-visual broadcast products over the internet; and d) certain sales contracts to produce internet broadcasts of special events beginning in June, 2001 (the "PNLTV Internet Broadcast Business").

     Seller desires to sell to Buyer and Buyer desires to assume operational responsibilities from Seller, and as a result acquire all right, title and interest of Seller in and to all of the assets and properties owned by Seller and used to operate its PNLTV Internet Broadcast Business, as included in Schedule A attached, all upon the terms and subject to conditions contained herein (the "Acquisition"), so that the Buyer can operate the PNLTV Internet Broadcast Business, and so that the Buyer can fulfill the existing PNLTV sales contract that would otherwise result in the termination of said contract.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto hereby agree as follows:

     1.   PURCHASE AND SALE; CLOSING

     1.1. Acquired Assets.

     (a) In consideration of the revenue sharing agreement described in Section 2 below, Seller hereby assigns, transfers, conveys and delivers to Buyer, and Buyer hereby acquires and takes assignment and delivery of, all of Seller's right, title and interest in and to the assets listed on Schedule A (such assets being referred to herein as the "Acquired Assets").

     (b) All of the Acquired Assets shall be assigned, transferred, conveyed and delivered to Buyer free and clear of all encumbrances, security interests, mortgages, pledges, restrictions, charges, or liens of any kind ("Liens"), except those described in Section 2 below.

     1.2. Excluded Assets. Notwithstanding the foregoing, Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" does not include, any of the assets listed on Schedule B (the "Excluded Assets").

     1.3 Closing. The closing of the Acquisition (the "Closing") shall take place at the offices of the Seller, 645 Fifth Avenue, Suite 303, New York,

NY, 10022, at 11:00 am local time on April 13, 2001 (the "Closing Date"). At the Closing, Seller shall deliver to Buyer a bill of sale for the Acquired Assets, in substantially the form attached hereto as Exhibit D.

     2. ASSET VALUATION

     Buyer and Seller recognize: 1) the difficulty in valuing the PNLTV Internet Broadcast Business, 2) that PNLTV has not generated significant revenues and 3) PNLTV will require additional funding and resources to develop and produce revenues. The assignment valuation for the PNLTV Internet Broadcast Business is therefore based on the future performance of the Buyer regarding PNLTV, as follows:

     2.1. Seller shall receive twenty percent (20%) of all Net Profits earned by Buyer for all revenues which derive from current PNLTV sales contracts and sales agreements signed as of the Closing Date, for the full life of each contract and agreement. Seller shall receive payment within 60 days from the end of each contractual event, supported by such documentation satisfactory to the Seller. For purposes of this Agreement, the term "Net Profits" shall mean profits after all production, hosting, operational and marketing expenses have been charged. It is understood and agreed that Buyer makes no representation, for itself, its officers, directors, employees, agents or contractors that it will be able to generate any revenue for the business it is acquiring hereby. It is further understood that Buyer is under no obligation to generate revenues or to continue the business and the decision whether or not to pursue this business shall be left solely to the discretion of Buyer;

     2.2. Seller shall receive a commission of 40% of the Net Profits received by Buyer for all advertising supplied by Seller to PNLTV after the Closing Date;

     2.3. At its sole discretion, Seller shall have the right to display on the Seller's Website any content produced by Buyer for PNLTV or its successor, at no additional charges or fees;

     2.4. Buyer hereby grants Seller the option to purchase up to ten percent (10%) of the equity of the Buyer's business entity, at a price that matches the lowest bona fide price paid by any other equity purchaser in the buyers business entity . (the "Option"). The Option shall be exercised no later than 60 days from the conclusion of the earliest financing of the Buyers business entity. Buyer shall send notice to Seller of the conclusion of its financing within 10 days from the conclusion thereof. Seller shall have 30 days from the date of said notice to send notice to Buyer of its intent to exercise the Option. In the event Seller fails to provide said notice within said period of time, the Option shall expire and any and all of Sellers' rights to purchase said equity shall terminate thereupon.

     3. LIMITED ASSUMPTION OF LIABILITIES

     3.1. Assumption of Liabilities. Except as expressly provided herein, Buyer shall not assume or agree to pay, perform or discharge any of Seller's debts, liabilities, obligations, claims, expenses, taxes, contracts, accounts payable, or commitments of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undetermined ("Liabilities"), which exist as of the Closing Date. Buyer hereby agrees to assume, and hereby releases Seller from any obligation with regard to, any and all Liabilities incurred subsequent to the Closing Date, provided such Liabilities were not the result of Seller's actions which were not in the ordinary course of business.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

     4.1. Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite power and authority under its charter and governance documents and under applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Seller shall, as condition precedent to the Buyer's obligations set forth hereunder, obtain the written consent of its board of directors to this agreement and the transactions contemplated herein.

     4.2. Non-Contravention. Neither the execution and delivery of this Agreement by Seller and Buyer nor the consummation of the transactions contemplated hereby will conflict with Seller's Articles of Incorporation or By-Laws or, with or without notice, the passage of time or both, constitute a violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens under (a) any contract, indenture, agreement, instrument, mortgage, lease or commitment to which Seller is a party or by which Seller is or any of its properties are bound, or to which Seller is subject or (b) any law or statute or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority relating to Seller.

     4.3. Litigation, Etc. To Seller's knowledge, there are no actions, suits, proceedings or investigations pending or threatened, relating to or affecting the Acquired Assets or the PNLTV Internet Broadcast Business, or which question the validity of this Agreement or challenge any of the transactions contemplated hereby or the use of the Acquired Assets or the conduct of the PNLTV Internet Broadcast Business. Seller is not aware of any facts or circumstances that may give rise to any of the foregoing.

     4.4. Ownership and Transfer of Acquired Assets. Seller owns, and has the unrestricted right to sell, transfer, assign, convey and deliver to Buyer all right, title and interest to the Acquired Assets. All Acquired Assets are owned exclusively by Seller free and clear of any Liens. Seller has good and marketable title to the assets.

     4.5. Assets used by PNLTV. The Excluded Assets and the Acquired Assets are the only material assets used to conduct the PNLTV Internet Broadcast Business.

     4.6. Status of Contracts and Agreements. Except as set forth in Schedule B, the only contract, agreement or commitments by Sellers relating to the PNLTV Internet Broadcast Business is the Internet Broadcast Services Agreement, dated as of October 4, 2000 (the "CF&E Agreement"), between Seller and the Corporate Fairs & Exhibitions Ltd. The CF&E Agreement is valid, legally binding and enforceable in accordance with its terms and is in full force and effect; there are no existing defaults (or events that, with notice or lapse of time or both, would constitute a default) with respect to the CF&E Agreement.

     4.7. Contracts. The Seller has delivered to Buyer a true and complete copy of the CF&E Agreement.

     4.8. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person or entity acting on behalf of the Seller or Buyer in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's fee, commission or similar compensation.

     4.9. Ownership; Intellectual Property Rights.

     (a) The Seller is the exclusive owner of all right, title and interest in and to each of the Acquired Assets as set forth on Schedule A, including rights to the intellectual property described therein (the "Intellectual Property Rights").

     (b) To Seller's knowledge, no claims with respect to the Intellectual Property Rights have been asserted or have been threatened by any person, nor does Seller know of any valid grounds for any bona fide claims against the use by the Buyer of any Intellectual Property Rights. As of the date hereof, to the knowledge of the Seller, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee, consultant or former employee or consultant of the Seller.

     (c) The Intellectual Property Rights are not subject to any order restricting in any manner the use or licensing thereof by the Seller. The Seller has not entered into any agreement to indemnify a third party against any charge of infringement of such third party's intellectual property rights. The Seller has not entered into any agreement granting a third party the right to bring infringement actions, or otherwise to enforce any Intellectual Property Rights. The Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

     4.10. No Misstatements or Omissions. No representation or warranty made in this Agreement by Seller is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein not misleading in any material respect.

     4.11. Compliance with Laws and Orders. The Seller and its officers or directors and, to the knowledge of the Seller, its agents or employees (if any), are in material compliance with all laws applicable to the PNLTV Internet Broadcast Business, and the Seller has not received notice of any claim of violation, or of any actual violation, of any such Laws, by the Seller.

     (a) The Seller holds all permits required by any governmental entity that are necessary to permit it to conduct the PNLTV Internet Broadcast Business as now conducted (the "Permits"), and all such Permits are valid, in full force and effect. The consummation of the transactions contemplated hereby will not cause the termination or revocation of any of the Permits. To the knowledge of the Seller, no suspension, cancellation or termination of any of the Permits is threatened or imminent, which suspension, cancellation or termination could reasonably be expected to have a material adverse effect.

     (b) The Seller is in material compliance with all of the terms and requirements of each order entered, issued, made, or rendered by any governmental entity to which the PNLTV Internet Broadcast Business, or any of the Acquired Assets, is or has been subject, and no event has occurred or circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any order to which the PNLTV Internet Broadcast Business, or any of the Acquired Assets, is subject.

     (c) The Seller has not received any written notice or other communication regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any order to which the PNLTV Internet Broadcast Business, or any of the Acquired Assets, is or has been subject.

     (d) The Seller has not received any written notice of any pending investigation or review by any governmental entity with respect to the PNLTV Internet Broadcast Business nor, to the knowledge of any Seller, has any governmental entity indicated an intention to conduct the same.

     5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller as follows:

     5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite power and authority under its charter and governance documents and under applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     5.2. Authority. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     5.3. Non-Contravention. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will conflict with Buyer's Certificate of Incorporation or By-laws or will, with or without notice, the passage of time or both, constitute a violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens under (a) any contract, indenture, agreement, instrument, mortgage, lease or commitment to which Buyer is a party or by which it is or any of its properties are bound, or to which it is subject or (b) any law or statute or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority relating to Buyer or the business of Buyer as conducted prior to the Closing Date.

     5.4. Litigation, Etc. There are no actions, suits, proceedings or investigations pending or threatened against Buyer which question the validity of this Agreement or challenge any of the transactions contemplated hereby.

     5.5. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person or entity acting on behalf of the Buyer in such manner as to give rise to any valid claim against Seller for any brokerage of finder's fee, commission or similar compensation.

     5.6. No Misstatements or Omissions. No representation or warranty made in this Agreement by Buyer is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein not misleading in any material respect.

     6. ADDITIONAL AGREEMENTS

     6.1. Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer, any subsidiary or affiliate thereof and its officers, directors, shareholders and controlling persons, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages (including diminution in value of the Acquired Assets), claims, costs, expenses, judgements, interest and penalties (including, without limitation, attorneys', accountants' and outside advisors' fees and disbursements) incurred as a result of, arising out of or resulting from the breach by Seller of any representation, warranty, covenant or agreement contained herein.

     6.2. Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller, any subsidiary or affiliate thereof and its officers, directors, shareholders and controlling persons, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs, expenses, judgements, interest and penalties (including, without limitation, attorneys', accountants' and outside advisors' fees and disbursements) incurred as a result of, arising out of or resulting from the Buyer's breach of any representation, warranty, covenant or agreement contained herein.

     6.3. Survival of Representations and Warranties. The representations and warranties made by Buyer and Seller shall survive the signing and consummation of this Agreement for a period of one year. All representations and warranties made by or on behalf of Seller in this Agreement will be deemed to have been relied upon by Buyer (notwithstanding any investigation by Buyer) and all representations and warranties made by or on behalf of Buyer in this Agreement will be deemed to have been relied on by Seller (notwithstanding any investigation by Seller).

     6.4. Additional Continuing Covenants

     Post-Closing Access. Seller shall make available to the Buyer all financial, tax and other information (including the books and records) reasonably required in connection with (a) any audit or other investigation by any taxing authority or any required reports or submissions (including any consolidated financial or statutory reporting obligations of Seller or its affiliates) to governmental entities with respect to Seller relating to any period (or portion thereof) ending on or before the Closing Date, and (b) matters relating to insurance coverage of Seller, third-party litigation, claims, proceedings and investigations.

     7. GENERAL

     7.1. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby including, without limitation, attorneys', accountants' and outside advisors' fees and disbursements, shall be borne by the party incurring such expenses.

     7.2. Entire Agreement. This Agreement, together with the Bill of Sale, contain the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by the parties hereto.

     7.3. Assignment. Neither of the parties hereto may assign their rights or delegate their obligations under this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure only to the benefit of the parties hereto and their respective heirs, executors, personal representatives and successors.

     7.4. Further Action. The parties hereto shall use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to carry out the provisions of this Agreement, and shall execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement.

     7.5. Notices. All notices, demands, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt, if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested or by prepaid overnight express service. Notices shall be sent to the parties at their respective addresses as set forth on the first page of this Agreement or to such other address as shall be specified by like notice.

     7.6. GOVERNING LAW AND VENUE.

     THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS (AND NOT THE PRINCIPLES OF CONFLICT OF LAWS) OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK RESIDING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BUYER AND SELLER HEREBY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. SELLER AND BUYER HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS

NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OF PROCESS UPON SUCH PARTY IS INEFFECTIVE. SELLER AND BUYER EACH AGREE THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS FOLLOWS: (I) BY PERSONAL SERVICE, OR (II) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY AT ITS ADDRESS SET FORTH ABOVE. SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

     7.7. SEVERABILITY. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not (to the full extent permitted by law) in any way be affected or impaired.

     7.8. Attorney's Fees. In any action, proceeding or counterclaim arising out of or in any way connected with this Agreement, the prevailing parties shall be entitled to recover reasonable attorneys' fees and disbursements incurred in connection therewith.

     7.9. Headings. The headings of Sections and Subsections are for reference only and shall not limit or control the meaning thereof.

     7.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

     8. Confidentiality, Publicity and Reports.

     The Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated by this Agreement without first consulting with the other party, except that neither party shall be precluded from making such filings or giving such notices as may be required by Law.

     Confidentiality. All non-public information disclosed by any party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party or its representatives shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a governmental entity having jurisdiction over the parties, (iv) as may otherwise be required by Law, or (v) to the extent such duty as to confidentiality is waived in writing by the other party; provided, however, that following the Closing the foregoing restrictions will not apply to Buyer's use of documents and information concerning the business. If this Agreement is terminated in accordance with its terms, each party shall return all documents and reproductions thereof received by it or its representatives from the other party and, in the case of reproductions, all such reproductions made by the receiving party that include information not within the exceptions contained in the first sentence of this Section, unless the recipients provide assurances satisfactory to the requesting party that such documents have been destroyed.

     9. Non-Competition

     Except with the prior written consent of the Buyer's Board of Directors ("Board"), Seller will not, either individually or in conjunction with any person, as principal, agent, director, officer, employee or in any other manner whatsoever, directly or indirectly engage in or become financially interested in any business in direct competition with the PNLTV Internet Broadcast Business as it exists as of the date hereof, in the media, broadcasting and/or entertainment industries, except as a passive investor holding not more than one percent of the publicly traded stock of a corporation in which Seller is not involved in management; Seller will not, either directly or indirectly, on its own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any competitive business, any business or actively sought prospective business of the Buyer or any customers with whom the Buyer or any affiliate of the Buyer has current agreements relating to the business of the Buyer, or with whom Buyer has supervised negotiations or business relations; Seller will not, either directly or indirectly, on Seller's behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by the Buyer or any affiliate of the Buyer or persuade or attempt to persuade any such individual to terminate his or her employment with the Buyer; and, Seller will not directly or indirectly impair or seek to impair the reputation of the Buyer or any affiliate of the Buyer, nor any relationship that the Buyer or any affiliate of the Buyer has with its employees, customers, suppliers, agents or other parties with which the Buyer or any other affiliate of the Buyer does business or has contractual relations. This Section 9 will apply only to the functions of the PNLTV Internet Broadcast Business as of the date hereof, and will not apply to any additional functions that the Buyer adds to the business in the future.

     IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

BUYER:

ZZTV, INC.


By: ___________________________
Name: Glenn Zagoren
Title: President

SELLER:

PRO NET LINK CORP.

By:  __________________________
Name: Jean Pierre Collardeau
Title: President

                                   SCHEDULE A

                                 Acquired Assets

     1. Internet Shows. A database of previously recorded PNLTV news shows, interviews and special events created by PNLTV, consisting of .asf and .wmf files archived material recorded between October 4, 1999 and March 1, 2001, and any copyrights associated with these shows;

     2. Domain Name. The Internet hyperlink directly associated with the PNLTV domain www.pnltv.com;

     3. Programming. Certain webpages and developed programming used in association with the PNLTV section of the Seller's Website, including the PNLTV administration section, but excluding the advertising program module and the PNLK Survey program module.

     4. Equipment. Certain broadcasting, Internet encoding and storage, editing equipment and operating software, as listed in attached Schedule C - "Internet Broadcast Equipment".

     5. Contracts. CF&E Agreement, dated as of October 4, 2000, between Seller and the Corporate Fairs & Exhibitions Ltd, related to production, hosting and display of Virtual Trade Show Booths for certain attendees of the annual UNOPS International Aid & Trade Exhibition, with first right of refusal rights to the year 2005.

                                   SCHEDULE B

                                 Excluded Assets

1. Personal and business computers and any other hardware used by the Seller in developing the PNLTV Internet Broadcast Business;

2. All physical assets not set forth in Schedule A or Schedule C;

3. Use of the servers, web storage and the web host currently used by the PNLTV Internet Broadcast Business, unless specifically authorized in writing by the Seller.

                                   SCHEDULE C

                               Broadcast Equipment

MAC                         Apple ( MAC G3)          PPC/G3 (20GB, MAC 8.5)
PC                          H.P. Pavilion 6465)      P2/433 (9GB, WIN 98)
Encoding Server             SuperMicro 750           P3/450 (9GB, WIN 98)
Encoding Server             SuperMicro 750           P3/450 (9GB, WIN 98)
Encoding Server             SuperMicro 750           P3/450 (9GB, WIN 98)
Editing Server              Gateway (Select)         Athlon 800 (60GB, WIN 98)
                            Adobe Premier 5.1RT      Editing Software
                            Matrox RT2000            Capture Card
Switch Server               SuperMicro 750           P3/500 (4GB, NT4)
                            Miro                     Capture Card
Backup Server               SuperMicro 750           P2/400 (36GB, WIN 98)
                            Adobe Premier 5.1        Editing Software
                            Pinnacle DC30            Capture Card
Audio Mixer                 RAMSA                    WR-M10A
Tape Deck (Analog)          JVC                      TD-W354
VCR (SVHS)                  JVC                      HR-59600U
Studio Monitor              Sony                     PVM-14M2U
Graphic Equalizer           Rane                     ME 15B
Telephone Switcher          Getner                   SPH10
Telephone Switcher          Getner                   SPH10
Compressor Gate             Behringer                MDX2200
Compressor Gate             Alesis                   3630
Amplifier                   Comphrehensive           CVG-SV10A
Audio Delay Unit            Rane                     AVA22d
Frame Buffer                Webstream                PB100NS
Audio Mixer                 Mackie                   1202-VLZpro
Audio Mixer                 Mackie                   1402-VLZpro
Studio Speakers             JBL                      LSR25P
Studio Speakers             JBL                      LSR25P
Speakers/Woofer             Altec Lansing            ACS44
Studio Microphone           Audio Technics           AT3525
Studio Microphone           Audio Technics           AT3525
Teleprompter                Teleprompt Inc           Generic
Studio Tripod               Samigon                  Videotripod
Studio Tripod               Solidex                  VT-85HQ
SteadyCam/Mic/Lite          Generic                  None
Battery Pack                Sony                     None
Digital Video Camera (2)    Sony                     DCR_TRV900NTSC


Original Purchase price of all equipment: $54,250
Current Market Value of all equipment: $12,500

                                    Exhibit D

                               BILL OF ASSIGNMENT

     BILL OF ASSIGNMENT (the "Assignment"), dated as of April 13, 2001, made by PRO NET LINK CORP, a Nevada corporation ("Seller"), in favor of ZZTV, Inc., a New York corporation ("Buyer").

     Seller and Buyer have entered into an Asset Purchase Agreement as of the date hereof (the "Agreement"), pursuant to which Seller agreed to assign certain assets related to the PNLTV Internet Broadcast division of the Seller's Website ("PNLTV") to Buyer.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby assigns, transfers, conveys and delivers to Buyer all of its right, title and interest in and to the assets to the PNLTV Internet Broadcast Business which are set forth in Schedule A to the Agreement, wherever located and whether booked or unbooked (the "Acquired Assets"); provided, however, that Seller is specifically not assigning, transferring, conveying or delivering to Buyer, and the term "Acquired Assets" as used herein shall not include, any of the Excluded Assets set forth on Schedule B to the Agreement.

     TO HAVE AND TO HOLD the same for the benefit of Buyer, its legal successors and permitted assigns, which Bill of Assignment shall be binding upon Seller, its legal successors and permitted assigns.

     All capitalized terms used herein and not otherwise defined have the meanings assigned to such terms under the Agreement.

     At any time and from time to time hereafter, Seller shall (i) execute and deliver such other instruments of assignment, conveyance, transfer and delivery, and (ii) take such other action, as may reasonably be required to vest title to the Acquired Assets in Buyer.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first above written.

PRO NET LINK CORP

By:______________________________
Name:   Jean Pierre Collardeau
Title:  President

Agreed to and Accepted by:

ZZTV, INC.

By:______________________________
Name:  Glenn Zagoren
Title: President